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                                                                 Exhibit 10.5(b)

                               AMENDMENT NO. 1 TO
                        SEVERANCE COMPENSATION AGREEMENT


         This Amendment No. 1 to Severance Compensation Agreement ("Amendment") is entered into as of March 1, 2000 by and between Gaylord Container Corporation (the "Company") and ______________ (the "Executive").

                                   RECITALS:

         The Company's Board of Directors has determined that it is in the best interest of the Company and its shareholders to provide the following provisions which are necessary to encourage the Executive's continued and undistracted attention to his or her duties and to protect and preserve shareholder value in the event of a possible Change in Control of the Company.

         Therefore, in order to induce the Executive to remain in the employ of the Company and as consideration for the Executive's covenants to continue such employment in the face of a change in control, the Board of Directors has determined that it is desirable to amend and supplement the Executive's Severance Compensation Agreement, dated as of _____________.

                                   AGREEMENT:

         In consideration of the mutual covenants herein, the Company and the Executive agree as follows:

            1. In the event a Severance Payment becomes payable to the Executive, the Company agrees to provide:

               A. Outplacement Services
               The Executive shall be provided outplacement services reasonably appropriate to maximize the likelihood of an effective transition to a comparable new position.

               B. Executive Retention Plan
               The Company maintains an Executive Retention Plan which provides for payment to the Executive of two times his or her target bonus under the Company's Management Incentive Plan, based on target bonus and incentive as of December 31, 2000, if the executive is on the Company's payroll and performing acceptably as of that date.

         The Company and the Executive agree that the Change in Control provisions shall be applicable to the Executive Retention Plan. Accordingly, if the Executive becomes entitled to a Severance Payment on or prior to December 31, 2000, all payments under the Executive Retention Plan shall also become due and payable, on the date of termination, calculated as if the executive had remained on the Company's payroll and performing acceptably as of December 31, 2000.




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               C. Personal Promissory Note
               The Executive is party to a Promissory Note with the Company which facilitated a company requested relocation. The Note was entered into by the Executive with the understanding that the interest would be forgiven annually and the principal forgiven on a date certain. If a Severance Payment becomes payable, all principal and accrued interest on the Note shall be forgiven effective with the date of termination.

            2. Management Incentive Plan

            In the event of a Change in Control, the Company's Management Incentive Plan (MIP) shall be terminated and PRO-RATA payments made as follows:

            (A) A projection of EBITDA for the fiscal year shall be established by the Board of Directors by reviewing results through the date of MIP termination and the forecast EBITDA for the balance of the fiscal year based on the best available pricing data and key performance factors available at that time.

            (B) The projected EBITDA will create a pool of award monies based on the current formula of 1.6%.

            (C) The pool shall be pro-rated based on the number of weeks of the fiscal year completed at the date of MIP termination.

            (D) The pool shall be distributed to the Executive and all other participating Executives on the payroll as of the termination date of the MIP, proportional to each individual's target incentive.

         3. Excise Tax

         In the event Executive becomes subject to any excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provisions thereto), the Company shall pay to Executive, no later than 30 days following any "change in ownership or control of the Company" as defined in Code Section 280G (or any successor provision thereto), an amount ("Gross-Up Payment") equal to (i) any excise tax to which Executive is subject under Section 4999, including interest and penalties; and (ii) all federal income, state income, payroll or other taxes to which Executive may be subject with respect to the Gross-Up Payment. It is the intent of this provision that Executive receive a Gross-Up Payment sufficient to place him in the same position as if the excise tax imposed by Code Section 4999 did not exist.

         4. Definitions.

         Subparagraph (1) of the definition of "Constructive Termination" is amended to read as follows:

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            (1) a significant and adverse change by the Company of any duties, responsibilities, reporting relationships or other conditions of employment inconsistent with, or in derogation of the Executive's position, duties, titles, offices, responsibilities and status with the Company immediately prior to a Change in Control;

         5. Capitalized Terms.

         Capitalized terms in this Amendment shall have the meanings ascribed to them in the Executive's Severance Compensation Agreement.

         6. Re-Affirmation of Severance Compensation Agreement.

         Except as expressly modified herein, all other terms of the Severance Compensation Agreement remain unchanged.

         IN WITNESS WHEREOF, the Company and the Executive have executed this agreement on the date first written above.


EXECUTIVE:                                        GAYLORD CONTAINER CORPORATION:


                                                  By:
------------------------                          -----------------------------



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                                                                 EXHIBIT 10.4(b)



                        SEVERANCE COMPENSATION AGREEMENT

         This Severance Compensation Agreement is entered into as of April 15, 1991, by and between GAYLORD CONTAINER CORPORATION, a Delaware corporation (the "Company"), and (the "Executive").

                                    RECITALS:

         The Company's Board of Directors has determined that the Executive is among that group of key managers whose services and participation in management may be critical in any period of transition, such as at the time of any change in control of the Company or in the face of any proposed corporate reorganization or acquisition, friendly or hostile, affecting the Company. Accordingly, the Company's Board of Directors has determined that it is appropriate and in the best interests of the Company and its stockholders that provisions be made to encourage the Executive's continued attention and undistracted dedication to his duties in the potentially disturbing circumstances of a possible change in control of the Company, by providing the Executive some degree of financial security under those circumstances.

         Therefore, in order to induce the Executive to remain in the employ of the Company and as consideration for the Executive's covenants to continue such employment in the face of a change in control as set forth in this Agreement, the Board of Directors has determined that it is desirable to provide for the severance compensation described in this Agreement if the Executive's employment with the Company terminates under the circumstances described herein following a change in control of the Company.

                                   AGREEMENT:

         In consideration of the premises and the mutual covenants herein contained, the Company and the Executive do hereby agree with each other as follows:

         1. Severance Payment. The Company agrees that if the employment of the Executive by the Company is terminated at any time within twenty-four (24) months after the effective date of a Change in Control that occurred while the Executive was an employee of the Company, the Executive shall be entitled to the severance payment ("the Severance Payment") provided under this Agreement unless such termination of employment was by reason of the Executive's (a) death, (b) Disability, (c) Retirement, (d) Termination for Cause, or (e) voluntary termination of employment by the Executive under circumstances not constituting a Constructive Termination. (The capitalized terms used in this paragraph are defined hereinbelow.)



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         The Severance Payment shall be payable not later than the fifth (5th)
business day following the Executive's last day of employment.

         2. Insurance Benefits. In addition to the Severance Payment, upon any termination of the Executive's employment that entitles the Executive to a Severance Payment hereunder, the Company agrees to arrange to provide the Executive with life, medical, dental, disability and accident insurance benefits substantially similar to those which the Executive was receiving immediately prior to the termination of Executive's employment or in effect immediately prior to the Change in Control, whichever is higher, for a period ending on the earliest to occur of (a) twenty-four (24) months from the effective date of termination, or (b) the Executive's death.

         3. Calculation of Severance Payment. The "Severance Payment" hereunder shall be a lump sum equal to two (2) times the sum of (i) the Executive's annual base salary and (ii) the Executive's target bonus as provided in the Company's Management Incentive Plan, as said salary and target bonus are in effect immediately prior to the termination of Executive's employment or in effect immediately prior to the Change in Control, whichever is higher.

         4. Covenants of the Executive. In consideration for the Company's agreements in Paragraphs 1 and 2 herein, the Executive hereby agrees as follows:

                  (a) The Executive shall remain in the employ of the Company during a period commencing with any public announcement by any person of any proposed transaction or transactions which, if effected, would result in a Change in Control and ending when the Change in Control occurs or when, in the opinion of the Company's Board of Directors, such person has abandoned or terminated its efforts to effect a Change in Control. Nothing contained in this Agreement shall affect the right of the Company to terminate the employment of the Executive, with or without cause, prior to a Change in Control.

                  (b) The Executive shall retain in confidence, and will not directly or indirectly reveal, report, disclose, publish or transfer to any person or firm, any confidential information of the Company, or utilize any such confidential information for any purpose other than in furtherance of the Executive's work as an employee of the Company. As used in this paragraph, "confidential information" means information or material proprietary to the Company or designated as being confidential by the Company which is not generally known to non-Company personnel, of which or to which the Executive obtained knowledge or access as a result of the Executive's relationship with the Company, but information publicly known or generic information or knowledge which the Executive would have learned in the course similar employment or work elsewhere in the industry shall not deemed part of confidential information.


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         5. Term of Agreement. This agreement shall remain in effect until the first to occur of (a) the expiration of twenty-four (24) months after the effective date of any Change in Control or (b) the termination of the Executive's employment with the Company prior to the effective date of any Change in Control for any reason.

         6. Definitions of Certain. Terms. As used in this Agreement, the following terms shall have the following meanings:

                  (a) "Change in Control" means the occurrence of one of the following events:

                           (1) if any "person" or "group" as those term are used
in Sections 13(d) and 14(d) of the Securities Exchange Act Of 1934, as amended ("Exchange Act"), other than an Exempt Person, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

                           (2) during any period of two consecutive years,
individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

                           (3) the stockholders of the Company approve a merger
or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale to an Exempt Person.

                  (b) "Disability" means a total and permanent condition which, on the basis of competent medical evidence, would wholly and permanently prevent the Executive from engaging in any occupation or employment for wage or profit as the result of bodily injury or disease, either occupational or non-occupational in cause, except such employment as is so irregular as to time and nature that it should be excepted or is for purposes of rehabilitation.


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                  (c) "Retirement" means the termination of the Executive's
employment after the Executive's sixty-fifth (65th) birthday under circumstances that will entitle the Executive to full benefits under one or more of the Company's retirement or pension plans generally applicable to officers of the Company.

                  (d) "Termination for Cause" means termination of the Executive's employment by the Company solely by reason of one or more of: (1) an act by the Executive constituting a felony, and resulting in a conviction, and resulting or intended to result directly or indirectly in substantial gain or personal enrichment at the expense of the Company or any of its affiliated corporations, or (2) the Executive's willful engagement in gross misconduct that results in demonstrably material injury to the Company or any of its affiliated corporations, or (3) the Executive's willful, repeated and continued failure substantially to perform the Executive's duties to the Company after a written demand, referencing this paragraph, for substantial performance is delivered to the Executive by the Company's chief executive officer which specifically identifies the manner in which it is believed that the Executive has not substantially performed his or her duties.

                  (e) "Constructive Termination" means any of the following events unless it occurs with the Executive's express prior written consent or in connection with the termination of the Executive's employment for Disability, Retirement or Termination for Cause:

                           (1) the assignment to the Executive by the Company of
any duties inconsistent with, or in derogation of, the Executive's position, duties, titles, offices, responsibilities and status with the Company immediately prior to a Change in Control;

                           (2) a reduction within twenty-four (24) months after
the effective date of a Change in Control in the Executive's base salary as in effect on the date of the Change in Control, or the Company's failure to increase the Executive's base salary after a Change in Control at a rate which is substantially similar to the average increase in base salary received by such Executive during the prior two years;

                           (3) any failure by the Company to continue in effect
any material benefit plan, bonus plan or arrangement in which the Executive was participating immediately prior to a Change in Control, or to substitute and continue other plans providing the Executive with substantially similar benefits, or any action by the Company that would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such


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material benefit plan or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control;

                           (4) any failure by the Company to continue in effect
any incentive plan or arrangement in which the Executive is participating at the time of a Change in Control, or to substitute and continue other plans or arrangements providing the Executive with substantially similar benefits, or the taking of any action by the Company that would adversely affect the Executive's participation in any such incentive plan or reduce the Executive's benefits under any such incentive plan in an amount which is not substantially similar, on a percentage basis, to the average percentage reduction of benefits under any such incentive plan effected during the preceding twelve (12) months for all officers of the Company participating in any such incentive plan;

                           (5) the Executive's relocation to any place other
than the location at which the Executive performed the Executive's primary duties prior to the effective date of the Change in Control; or

                           (6) any material breach by the Company of any
provision of this Agreement or any other agreement between the Company and Executive.

         7. Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive within twenty-four (24) months after a Change in Control shall be communicated to the other party by a notice of termination in writing, which shall indicate the specific termination provisions in this Agreement relied upon and which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment. The effective date of termination for purposes of this Agreement shall be the date specified in such notice of termination, or if no date is therein specified it shall be the date such notice is given, except that any termination for Disability shall not be effective earlier than the thirtieth
(30th) day after the notice of termination is given.

         8. Successors and Assigns.

                  (a) This Agreement and the rights of the Executive hereunder will inure to the benefit of the heirs, devisees and personal and legal representatives of the Executive. However, the obligations of the Executive hereunder may not be assigned or pledged or delegated.

                  (b) The rights and obligations of the Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company, including without limitation successors voluntarily or by operation of law to the business of the Company or to substantially all its assets as an entirety.


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         9. Governing Law. This Agreement is entered into and the rights and obligations of the parties thereunder will be governed by and construed in accordance with the laws of Illinois, although it is understood that the validity of any corporate action taken by the Company in authorizing and implementing this Agreement will be governed by the laws of Delaware, the Company's state of incorporation.

         10. Other Effects of Change in Control. Nothing in this Agreement shall supersede or reduce the Executive's benefits under any other arrangement or contract, whether agreed to heretofore or hereafter, under which interests and rights that the Executive may have under one or more employee benefits programs of the Company or its subsidiaries may vest or mature or be accelerated by reason of a Change in Control, including without limitation under the Company's stock option, restricted stock, pension, retirement, supplemental retirement and deferred compensation.

         11. No Mitigation Required. The Severance Payment provided for under this Agreement is intended to compensate the Executive for remaining with the Company in the face of a Change in Control in accordance with the covenants rendered by the Executive herein. Therefore, the Executive is not required to mitigate damages by seeking other employment following the termination of employment that triggers the Executive's right to Insurance Benefits hereunder. No wages earned by the Executive from any source will reduce or mitigate the amount of severance payable to the Executive hereunder.

         12. General Provisions.

                  (a) Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by U.S. mail, return receipt requested, first-class or express postage prepaid, as follows:

                  If to the Company:

                           Gaylord Container Corporation
                           500 Lake Cook Road, Suite, 400
                           Deerfield, Illinois 60015
                           Attn:  Corporate Secretary


                  If to the Executive:


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or such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  (b) No waiver by either party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                  (c) No provisions of this Agreement may be modified or amended unless such modification or amendment is agreed to in writing signed by the Executive and the Company.

                  (d) The invalidity or unenforceability of any provision or portion of this Agreement shall, as far as possible, not affect the validity or unenforceability of the other provisions or portions of this Agreement.

                  (e) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original as against any party that has signed it, but all of which together will constitute one and the same instrument.

                  (f) Each reference in this Agreement to the Executive's being employed by the Company, or the termination by the Company of the Executive's employment, or references of similar import, shall also apply to employment and terminations of employment by any subsidiary of the Company, such subsidiary being any employer of the Executive of which more than 50% of the outstanding voting equity securities are directly or indirectly beneficially owned by the Company.

         13. Legal Fees and Expenses. In the event the Executive commences or is required to defend a claim or litigation in order to obtain or retain the benefits of this Agreement, and thereafter through litigation or settlement he is successful in whole or part, then the Company will reimburse the Executive for reasonable attorney fees (considering the difficulty of the case and fees charged by other attorneys from nationally-recognized firms engaged in this type of litigation), and will also pay all other actual out-of-pocket costs or other expenses (including reduced salary from any other employment due to time spent in said litigation). Upon written agreement to repay the Company if he is not entitled to reimbursement hereunder, the Company will advance to Executive all funds to commence or defend said litigation.



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         IN WITNESS WHEREOF, the Company and the Executive have executed this agreement on the date first above written.


EXECUTIVE                                 GAYLORD CONTAINER CORPORATION


By:                                       BY:
   ------------------------                  -----------------------------------



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